Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement, on Form S-8, our report dated March 5, 2007 on the statements of condition of Bank of Marin as of December 31, 2006 and 2005, and the related statements of operations, changes in stockholders’ equity and cash flows for each of the years in the three year period ended December 31, 2006, and on management's assessment of the effectiveness of internal control over financial reporting and the operating effectiveness of internal control over financial reporting, which is incorporated by reference in this Registration Statement, and which appear in Bank of Marin Bancorp’s filing on Form 8-K dated June 29, 2007.

/s/ Moss Adams, LLP

Moss Adams, LLP
Stockton, CA
July 23, 2007